Exhibit 99.1

LB Pharmaceuticals Reports First Quarter 2026 Financial Results and Provides Corporate Update

Initiated two late-stage clinical trials of LB-102: the pivotal Phase 3 NOVA-2 trial in schizophrenia and the Phase 2 ILLUMINATE-1 trial in bipolar depression

Published results from the Phase 2 NOVA-1 trial of LB-102 in schizophrenia in The Journal of the American Medical Association (JAMA) Psychiatry

Expanded pipeline following $100 million private placement with plans to initiate a Phase 2 trial of LB-102 in adjunctive treatment of major depressive disorder (MDD) in early 2027

Cash, cash equivalents, and marketable securities of $365.6 million as of March 31, 2026 expected to fund operations into Q2 2029, through multiple clinical milestones

NEW YORK, May 12, 2026 (GLOBE NEWSWIRE) – LB Pharmaceuticals Inc (“LB Pharmaceuticals” or the “Company”) (Nasdaq: LBRX), a late-stage biopharmaceutical company developing novel therapies for schizophrenia, bipolar depression, adjunctive treatment of MDD, and other neuropsychiatric diseases, today announced financial results for the first quarter ended on March 31, 2026 and provided a corporate update.

“With multiple clinical trials ongoing, our focus is on execution to support several clinical readouts over the next three years that have the potential to unlock tremendous value of LB-102 in both psychosis and mood disorder indications,” said Heather Turner, Chief Executive Officer of LB Pharmaceuticals. “We remain on track for topline data from NOVA-2 in schizophrenia in the second half of 2027, from ILLUMINATE-1 in bipolar depression in the first quarter of 2028 and in adjunctive MDD in the first half of 2029. Our recent successful financing supports the expansion of our pipeline and positions us to advance our strategy of building a fully integrated neuropsychiatric company.”

First Quarter 2026 and Recent Highlights

The Company is building a pipeline that leverages the broad therapeutic potential of LB-102, which has the opportunity to be the first benzamide antipsychotic drug approved for neuropsychiatric disorders in the United States.

LB-102 in Schizophrenia

•	Initiated the pivotal Phase 3 NOVA-2 trial evaluating the efficacy and safety of LB-102 in patients with acute schizophrenia in March 2026, with topline data expected in the second half of 2027.

•	Initiated the 52-week open-label safety and tolerability trial (NOVA-3) to evaluate the long-term safety and tolerability of LB-102 in patients with stable schizophrenia

•	Published results from the Phase 2 NOVA-1 trial of LB-102 in schizophrenia in The Journal of the American Medical Association (JAMA) Psychiatry.

•

Presented new data from the Phase 2 NOVA-1 trial at the 2026 Annual Congress of the Schizophrenia International Research Society (SIRS) in March 2026. A poster presentation highlighted a post hoc analysis designed to assess whether the improvement in cognitive performance demonstrated in the Phase 2 NOVA-1 trial, as measured by the Global Cognition composite score, was a direct effect of LB-102 or an indirect consequence of the effect of LB-102 on total schizophrenia symptoms. Results of the analysis demonstrated that the cognitive benefit was primarily, and statistically significantly, a direct effect of LB-102.

LB-102 in Mood Disorders: Bipolar Depression and Adjunctive Treatment of MDD

•	Initiated the Phase 2 ILLUMINATE-1 trial evaluating the efficacy and safety of LB-102 in patients with bipolar 1 depression in January 2026, with topline data expected in the first quarter of 2028.

•

Announced the further expansion of the LB-102 development program in mood disorders, with plans to initiate a Phase 2 trial in the adjunctive treatment of MDD in early 2027, with topline data expected in the first half of 2029.

Corporate Updates

•	The Company further strengthened its board, with the appointment of Robert Lenz, M.D., Ph.D., and its executive team with several key hires to support the advancement of LB-102.

•

In February 2026, the Company announced a private placement of $100 million with participation from new and existing institutional investors. Net proceeds were approximately $93.8 million, after deducting financial advisory fees and other financing expenses.

Financial Results for First Quarter 2026

•

Research & Development Expenses: Research and development expenses were $14.6 million for the three months ended March 31, 2026, compared to $3.4 million for the three months ended March 31, 2025. The increase of $11.2 million was primarily due to a (i) $7.6 million increase in clinical trial expenses related to the conduct of our Phase 2 trial of LB-102 in the treatment of patients with bipolar 1 depression and our Phase 3 trial of LB-102 in the treatment of patients with acute schizophrenia; (ii) a $1.7 million increase in expenses related to the formulation and production of LB-102 for use in our active and planned clinical trials; (iii) a $0.5 million increase in preclinical and other direct expenses primarily related to preclinical testing of LB-102; (iv) a $0.9 million increase in personnel-related expenses primarily due to an increase in headcount; and (v) a $0.6 million increase in other research and development expenses, primarily due to increased use of consultants.

•

General & Administrative Expenses: General and administrative expenses were $7.5 million for the three months ended March 31, 2026, compared to $3.0 million for the three months ended March 31, 2025. The increase of $4.5 million was due to (i) a $1.5 million increase in personnel-related expenses primarily due to an increase in headcount; (ii) a $1.6 million increase in stock-based compensation expense primarily related to stock options granted and repriced in connection with the IPO, as well as new hire grants; and (iii) a $1.4 million increase in professional fees, including accounting and legal fees and consulting fees.

•	Net Loss: Net loss was $19.1 million for the three months ended March 31, 2026, as compared to $5.3 million for the three months ended March 31, 2025.

•

Cash Position: Cash, cash equivalents and marketable securities as of March 31, 2026 were approximately $365.6 million. Based on current operating assumptions, the Company anticipates its current cash, cash equivalents, and marketable securities will support its planned operations into the second quarter of 2029.

About LB-102

LB-102 is a novel, once-daily, orally administered investigational small molecule and potential first benzamide antipsychotic in the United States for the treatment of neuropsychiatric disorders. A methylated derivative of amisulpride, a widely used antipsychotic outside the United States, LB-102 was developed to retain amisulpride’s benefits while addressing its limitations. LB-102 is a potent and selective antagonist of D2, D3, and 5HT-7 receptors with few off-target effects and broad therapeutic potential across psychosis and mood disorders. In early 2025, LB Pharmaceuticals announced positive data from a four-week placebo-controlled, double-blinded, Phase 2 trial in patients with acute schizophrenia. In this trial, LB-102 demonstrated statistically significant benefit versus placebo at all doses studied, including rapid onset of effect at week 1 and sustained benefit through the endpoint of the trial, a potentially class-leading safety profile with low rates of EPS (including akathisia), minimal sedation and few GI side effects, alongside effects on negative symptoms and cognitive performance. These data underscore LB-102’s potential to address multiple dimensions of neuropsychiatric illness. The pivotal Phase 3 NOVA-2 trial of LB-102 for acute schizophrenia and the Phase 2 ILLUMINATE-1 trial of LB-102 for bipolar 1 depression have been initiated, and a Phase 2 trial of LB-102 in adjunctive treatment of MDD is planned. Additional expansion opportunities for LB-102 include predominantly negative symptoms of schizophrenia, Alzheimer’s disease psychosis and agitation, as well as other neuropsychiatric diseases.

About LB Pharmaceuticals

LB Pharmaceuticals is a late-stage biopharmaceutical company developing novel therapies for the treatment of schizophrenia, bipolar depression, adjunctive treatment of major depressive disorder and other neuropsychiatric diseases. The Company is building a pipeline that leverages the broad therapeutic potential of its lead product candidate, LB-102, which the Company believes has the opportunity to be the first benzamide antipsychotic drug approved for neuropsychiatric disorders in the United States. LB-102, if approved, has the potential to become a mainstay of psychiatric practice by offering a balanced clinical activity and tolerability profile that provides a potentially attractive alternative to branded and generic therapeutics for the treatment of a broad range of neuropsychiatric diseases.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “target,” “will,” “would” or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical facts contained in this press release are forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the expected clinical development and regulatory pathway and therapeutic benefits of LB-102; the design, objectives, initiation, timing, progress and results of clinical trials of LB-102, including the pivotal Phase 3 NOVA-2 trial in acute schizophrenia, our open label trial (NOVA-3), the Phase 2 ILLUMINATE-1 trial in bipolar 1 depression and the Phase 2 trial for the adjunctive treatment of MDD; anticipated cash runway into the second quarter of 2029 and use of proceeds; the Company’s ability to advance its strategy to build a fully integrated neuropsychiatric company; continuing advancement of LB-102 and the Company’s portfolio. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: the Company’s limited operating history and historical losses; the Company’s ability to raise additional funding to complete the development and any commercialization of LB-102; the Company’s dependence on the success of its lead product candidate, LB-102; the Company’s ability to obtain regulatory approval of and successfully commercialize its product candidate; the early stages of clinical development of the Company’s lead product candidate, LB-102; any undesirable side effects or other properties of the Company’s product candidate; that the Company may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; the Company’s ability to obtain, maintain and protect its intellectual property; and the Company’s dependence on third parties in connection with manufacturing, clinical trials and preclinical studies.

These and other risks are described more fully in the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and its other documents to be subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Media and Investor Contact:

Ellen Rose

erose@lbpharma.us

LB Pharmaceuticals Inc

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2026	2025
Operating expenses
Research and development	$14,645	$3,421
General and administrative	7,459	3,008

Total operating loss	(22,104)	(6,429)
Non-operating income
Interest income	2,850	236
Realized gain on sale of marketable securities, net	—	119
Gain on change in fair value of derivative instruments	200	768

Total non-operating income	3,050	1,123

Loss before income tax	(19,054)	(5,306)
Income tax provision	—	—

Net loss	$(19,054)	$(5,306)

Net loss per share, basic and diluted	$(0.67)	$(14.79)
Weighted average shares outstanding used in calculating net loss per share, basic and diluted	28,241,701	358,777

LB Pharmaceuticals Inc

Unaudited Condensed Balance Sheets

(in thousands)

	As of
	March 31, 2026	December 31, 2025
Cash, cash equivalents and marketable securities	$365,636	$295,213
Total assets	$393,482	$312,934
Total liabilities	$14,789	$11,624
Total stockholders’ equity	$378,693	$301,310